Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
DAVE & BUSTER’S, INC.,
WS MIDWAY ACQUISITION SUB, INC.
AND
WS MIDWAY HOLDINGS, INC.
DATED AS OF DECEMBER 8, 2005

i

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	40
affiliate	7
Affiliate Transaction	34
Agreement	1
Approvals	49
Board of Directors	1
Certificates	5
Closing	9
Closing Date	9
Code	8
Commitment Letters	11
Company	1
Company 2004 Form 10-K	18
Company Common Stock	3
Company Disclosure Schedule	12
Company Material Contracts	31
Company Preferred Stock	15
Company Shareholder Approval	32
Company Shareholders’ Meeting	12
Construction Projects	28
control	7
Copyrights	30
Credit Agreement	26
Debt Financing	11
Dissenting Shares	4
Draft 10-Q	18
Effective Time	2
Employee Plans	19
Equity Financing	11
ERISA	19
ERISA Affiliate	19
Exchange Act	10
Exchange Agent	5
Exchange Fund	5
Fee	52
Fee Account	52
Financing	11
Financing Sources	42
Governmental Entity	12
Holdings	1
Holdings Schedule	9

HSR Act	11
Indemnified Parties	44
Indenture	46
Insurance Policies	32
Intellectual Property Rights	30
Joint Venture	14
Leased Real Property	25
Liens	9
Material Adverse Effect	13
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
Merger Sub Representatives	43
Missouri BCL	1
New Warrant	4
Notes	15
Option Plans	8
Options	8
Owned Real Property	25
Patents	30
Permits	22
Permitted Liens	26
Proxy Statement	12
Real Property	26
Real Property Leases	26
Redemption	46
Regulatory Laws	11
Required Approvals	43
Restricted Stock	15
Sarbanes-Oxley	18
SEC Reports	17
Securities Act	10
Significant Subsidiary	40
Software	30
Structures	26
Subsidiary	13
Sugarloaf	14
Sugarloaf Interest	14
Superior Proposal	40
Surviving Corporation	2
Takeover Statute	32
Tango	14
Termination Date	50
Trademarks	30
Transaction Expenses	52

v

Voting Agreement	1
Voting Group	1
WARN Act	33
Warrant Consideration	4
Warrants	4
Wellspring	11

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2005 (the “Agreement”), by and among DAVE & BUSTER’S, INC., a Missouri corporation (the “Company”), WS MIDWAY ACQUISITION SUB, INC., a Missouri corporation (“Merger Sub”), and WS MIDWAY HOLDINGS, INC., a Delaware corporation (“Holdings”).
W I T N E S S E T H:
          WHEREAS, the Board of Directors of the Company (the “Board of Directors”) and the board of directors of Merger Sub have each determined that it is in the best interests of their respective shareholders for Merger Sub to merge with and into the Company (the “Merger”) in accordance with the General and Business Corporation Law of the State of Missouri (the “Missouri BCL”) and upon the terms and subject to the conditions set forth herein;
          WHEREAS, the Board of Directors and the board of directors of Merger Sub have approved the Merger;
          WHEREAS, Merger Sub is a wholly-owned subsidiary of Holdings;
          WHEREAS, as a condition for Holdings and Merger Sub to enter into this Agreement, those shareholders of the Company listed on the signature pages to the Voting Agreement (as defined below) (the “Voting Group”) have entered into the Voting Agreement, dated as of the date hereof, with Holdings and the other parties thereto (the “Voting Agreement”), which agreement provides, among other things, that, subject to the terms and conditions thereof, each member of the Group will vote its shares of Company Common Stock (as defined below) in favor of the Merger and the approval and adoption of this Agreement;
          WHEREAS, Merger Sub, Holdings and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
          WHEREAS, terms used but not defined herein shall have the meanings set forth in Section 8.4, unless otherwise noted.
          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
THE MERGER
          SECTION 1.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the Missouri BCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the “Surviving Corporation.”
          SECTION 1.2. Effective Time. As promptly as practicable, and in any event within one business day after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Missouri, in such form as required by, and executed in accordance with the relevant provisions of, the Missouri BCL (the time of such filing being the “Effective Time”).
          SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Missouri BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          SECTION 1.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
          SECTION 1.5. Articles of Incorporation; By-Laws; Directors and Officers.
          (a) At the Effective Time the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the Missouri BCL, except that such Articles of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be “Dave & Buster’s, Inc”.

          (b) The By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter altered, amended or repealed as provided therein or in the Articles of Incorporation of the Surviving Corporation and the Missouri BCL, except that such By-Laws shall be amended to change the name of the Surviving Corporation to “Dave & Buster’s, Inc.”.
          (c) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Articles of Incorporation and By-Laws, or as otherwise provided by applicable law.
          SECTION 1.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):
     (a) (i) Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(c) and Dissenting Shares) shall be converted into, and become exchangeable for, the right to receive from the Surviving Corporation an amount in cash equal to $18.05 per share of Company Common Stock, without interest (the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock upon which the Merger Consideration is payable pursuant to this Section 1.6(a)(i) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
          (ii) Warrants. Each warrant to purchase Company Common Stock (“Warrants”) that is issued and outstanding immediately prior to the Effective Time shall be converted into, and become exchangeable for, the right to receive from the Surviving Corporation a warrant (a “New Warrant”) entitling the holder thereof to receive, upon exercise thereof and payment of the exercise price, an amount (the “Warrant Consideration”) in cash equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock into which such Warrant was exercisable immediately prior to the Effective Time, without interest. As of the Effective Time, all Warrants converted into New Warrants pursuant to this Section 1.6(a)(ii) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing a Warrant shall cease to have any rights with respect thereto, except the right to receive a New Warrant.

          (b) Merger Sub Common Stock. Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Holdings.
          (c) Cancellation of Treasury Stock and Holdings and Merger Sub-Owned Company Common Stock. All shares of Company Common Stock that are owned by the Company or any direct or indirect Subsidiary of the Company and any shares of Company Common Stock owned by Holdings, Merger Sub or any subsidiary of Holdings or Merger Sub or held in the treasury of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.
          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly demanded payment of the fair value for such holder’s shares as determined in accordance with Section 351.455 of the Missouri BCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the Missouri BCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right under the Missouri BCL. If any such holder of Company Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder shall be treated, at the Company’s sole discretion, as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.6(a)(i). Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. The Company shall give prompt notice to Holdings and Merger Sub of any demands received by the Company for appraisal of shares of Company Common Stock and of attempted withdrawals of such notice and any other instruments provided pursuant to applicable law, and Holdings and Merger Sub shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Holdings and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands.

          SECTION 1.7. Exchange of Certificates and Warrants.
          (a) Exchange Agent. From time to time after the Effective Time, the Surviving Corporation shall, when and as required, deposit with a bank or trust company designated by Holdings (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and Warrants, for exchange in accordance with this Article I through the Exchange Agent, an amount equal to the aggregate Merger Consideration and the aggregate Warrant Consideration (such consideration being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration and the Warrant Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.
          (b) Exchange Procedure for Certificates. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a)(i): (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a)(i), and the Certificate so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7(b), each Certificate (other than a Certificate representing shares of Company Common Stock cancelled in accordance with Section 1.6(c) and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a)(i). No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate.

          (c) Exchange Procedure for Warrants. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Warrant whose Warrant is converted into the right to receive a New Warrant pursuant to Section 1.6(a)(ii): (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Warrants shall pass, only upon delivery of the Warrants to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions for use in effecting the surrender of the Warrants in exchange for the New Warrants. Upon surrender of a Warrant for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Warrant shall be entitled to receive in exchange therefor the New Warrant into which such Warrant shall have been converted pursuant to Section 1.6(a)(ii), and the Warrant so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Warrants upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such Warrant which is not registered in the transfer records of the Company, issuance of a New Warrant may be made to a Person other than the Person in whose name the Warrant so surrendered is registered, if such Warrant shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such New Warrant shall pay any transfer or other Taxes required by reason of the issuance of a New Warrant to a Person other than the registered holder of such Warrant or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7(c), each Warrant shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the New Warrant into which the Warrant shall have been converted pursuant to Section 1.6(a)(ii).
          (d) No Further Ownership Rights in Company Common Stock or Warrants. All consideration paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to any obligation of the Surviving Corporation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made with respect to shares of Company Common Stock which remain unpaid or unsatisfied at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Certificates or Warrants are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by applicable law.

          (e) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation and any holders of the Certificates who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration and, if applicable, any unpaid dividends or other distributions which such holder may be due on Company Common Stock, under applicable law.
          (f) No Liability. None of the Company, Merger Sub, Holdings, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, shareholders, agent or affiliate thereof, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (i) For purposes of this Agreement, “affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.
          (ii) For purposes of this Agreement, “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.
          (g) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.
          (h) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.
          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.
          SECTION 1.8. Stock Plans.
          (a) Not later than the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, each then outstanding option to purchase shares of Company Common Stock (the “Options”) granted under any of the Company’s stock option plans listed in Section 3.3 of the Company Disclosure Schedule, each as amended (collectively, the “Option Plans”) or granted otherwise, whether or not then exercisable or vested, shall be cancelled in exchange for the right to receive from Merger Sub or the Surviving Corporation an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price thereof and (ii) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding Taxes).
          (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company or any of its Subsidiaries to terminate and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or any participant in the Option Plans or anyone other than Holdings shall hold or have any right to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.
          SECTION 1.9. Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Holdings and the Company, the closing of the Merger (the “Closing”) will be held at 10:00 a.m., New York City time, on the first business day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions)

have been satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the “Closing Date”). The place of Closing shall be at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, 10036-6522, or at such other place as may be agreed between Holdings and the Company.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF MERGER SUB AND HOLDINGS
          Except as set forth in the Disclosure Schedule delivered by Holdings and Merger Sub to the Company at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Holdings Schedule”), each of Merger Sub and Holdings hereby represents and warrants to the Company as follows:
          SECTION 2.1. Organization. Each of Merger Sub and Holdings is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.
          SECTION 2.2. Capitalization. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date hereof, 100 of such shares are issued and outstanding, duly authorized, validly issued, fully paid and nonassessable and owned beneficially and of record by Holdings free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever (“Liens”). There are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Merger Sub to issue or sell any shares of capital stock of or other equity interests in Merger Sub.
          SECTION 2.3. Authority. Each of Merger Sub and Holdings has the necessary corporate power and authority to enter into this Agreement and carry out their respective obligations hereunder. The execution and delivery of this Agreement by each of Merger Sub and Holdings and the consummation by each of Merger Sub and Holdings of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Merger Sub and Holdings and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Merger Sub or Holdings, the performance by each of Merger Sub and Holdings of their respective obligations hereunder and the consummation by each of Merger Sub and Holdings of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Merger Sub and Holdings and constitutes a legal, valid and binding obligation of each of Merger Sub and Holdings, enforceable against each of Merger Sub and Holdings in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          SECTION 2.4. No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by each of Merger Sub and Holdings does not, and the performance of this Agreement by each of Merger Sub and Holdings and the consummation of the transactions contemplated hereby will not, (i) subject to the requirements, filings, consents and approvals referred to in Section 2.4(b), conflict with or violate any law, regulation, court order, judgment or decree applicable to Merger Sub or Holdings or by which their respective property is bound or subject, (ii) violate or conflict with the Articles of Incorporation or By-Laws of Merger Sub or the Certificate of Incorporation or By-Laws of Holdings or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.4(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the property or assets of Merger Sub or Holdings pursuant to, any contract, agreement, indenture, lease or other instrument of any kind, permit, license or franchise to which Merger Sub or Holdings is a party or by which either Merger Sub or Holdings or any of their respective property is bound or subject except, in the case of clause (iii), for such breaches, defaults, rights, or Liens which would not materially impair the ability of Holdings or Merger Sub to consummate the transactions contemplated hereby.
          (b) Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filing and recordation of appropriate Articles of Merger as required by the Missouri BCL, and except as set forth in Section 2.4(b) of the Holdings Schedule, neither Holdings nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing, including under Regulatory Laws, as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Holdings or Merger Sub in connection with their execution, delivery or performance of this Agreement, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them. For purposes of this Agreement, “Regulatory Laws” means any Federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization applicable to, governing or relating to the legal or regulatory status or the activities of the Company or its Subsidiaries, including, without limitation, with respect to alcoholic beverage control, amusement, health and safety and fire safety.

          SECTION 2.5. Financing Arrangements. Merger Sub has delivered to the Company financing letters with respect to debt financing (the “Debt Financing”) of $275 million and an equity commitment letter from Wellspring Capital Management LLC (“Wellspring”) addressed to the Company with respect to equity financing of $108 million (the “Equity Financing” and, together with the Debt Financing, the “Financing”) in an aggregate amount sufficient (a) to pay (or provide the funds for the Surviving Corporation to pay) the aggregate Merger Consideration and aggregate Warrant Consideration, (b) to pay (or provide the funds for the Surviving Corporation to pay) all amounts contemplated by Section 1.8 when due, (c) to refinance any indebtedness or other obligation of the Company which may become due as a result of this Agreement or any of the transactions contemplated hereby, and (d) to pay all related fees and expenses, arising solely out of the Merger when due. As of the date of this Agreement, the Debt Financing (as set forth in the financing letters) consists of (i) $100 million in term loans provided by banks and (ii) $175 million of senior unsecured debt securities. The foregoing financing letters, as in effect on the date of this Agreement and without giving effect to any amendments or supplements thereto after the date hereof, are hereinafter referred to as the “Commitment Letters.”
          SECTION 2.6. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including the Financing), neither Holdings nor Merger Sub has incurred any obligations or liabilities, other than in connection with their formation, and has not engaged in any business or activities of any type or kind whatsoever.
          SECTION 2.7. Brokers. Except for the Persons set forth on Section 2.7 of the Holdings Schedule, and the parties providing the Financing, and except for arrangements post-Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub or Holdings.
          SECTION 2.8. Information Supplied. None of the information to be supplied in writing by Merger Sub or Holdings specifically for inclusion in the proxy statement contemplated by Section 5.1 (together with any amendments and supplements thereto, the “Proxy Statement”) will, on the date it is filed and on the date it is first published, sent or given to the holders of Company Common Stock and at the time of the meeting of the Company’s shareholders to consider the Merger Agreement (the “Company Shareholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Shareholders’ Meeting, any event with respect to either Merger Sub or Holdings, or with respect to information supplied in writing by either Merger Sub or Holdings specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, such Proxy Statement, such event shall be so described by either Merger Sub or Holdings, as applicable, and provided to the Company. All documents that Merger Sub or Holdings is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”) will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, neither Merger Sub nor Holdings makes any representation or warranty with respect to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the Disclosure Schedule delivered by the Company to Holdings and Merger Sub at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Company Disclosure Schedule”), the Company hereby represents and warrants on behalf of itself and its Subsidiaries to Merger Sub and Holdings as follows:
          SECTION 3.1. Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance, (A) is or could reasonably be expected to result in a material adverse effect on or change in the condition (financial or otherwise), properties, business, prospects, operations, results of operations, assets or liabilities of the Company and all of its Subsidiaries, taken as a whole, or (B) could reasonably be expected to prohibit, restrict or materially impede or curtail the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that to the extent any effect, change, fact, event, occurrence, development or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect”: (i) changes in U.S. economic conditions, or (ii) general changes or developments in the restaurant industry in which the Company and its Subsidiaries operate unless, in the case of the foregoing clauses (i) and (ii), such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), properties, business, operations, results of operations, prospects, assets or liabilities of the Company and its Subsidiaries taken as a whole relative to other industry participants. The Company has delivered to Holdings and Merger Sub complete and correct copies of its Restated Articles of Incorporation and Amended and Restated By-Laws and comparable charter and organizational documents for each of its Subsidiaries.
          SECTION 3.2. Subsidiaries and Joint Ventures.
          (a) Each Subsidiary of the Company is identified on Section 3.2(a) of the Company Disclosure Schedule. All the outstanding equity interests of each Subsidiary of the Company are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens, except as set forth on Section 3.2(a) of the Company Disclosure Schedule. All of the capital stock or other equity interests of each Subsidiary of the Company has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any Liens and preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock of any such Subsidiary. There are no options, puts, calls, warrants or other rights, agreements, arrangements, restrictions or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in any of the Company’s Subsidiaries or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of any of the Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other Person. The Company does not directly or indirectly own a greater than 1.0% equity interest in any Person that is not a Subsidiary of the Company, other than Tango of Sugarloaf, Inc., a Delaware corporation (“Tango”), organized solely for the purpose of purchasing a 50.1% general partner interest (the “Sugarloaf Interest”) in Sugarloaf Gwinnett Entertainment Company, L.P., a Delaware limited partnership (“Sugarloaf”). Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, Tango has no assets or liabilities other than the Sugarloaf Interest and has no debts, obligations or liabilities, under the limited partnership agreement of Sugarloaf or otherwise, to fund any capital calls or make any other investments in, or loans or other payments to or on behalf of, Sugarloaf. For purposes of this Agreement, “Subsidiary” means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership, other than Sugarloaf, with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) at least a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.
(b) Neither the Company nor any Subsidiary of the Company is a party to or member of, or otherwise holds, any Joint Venture. With respect to the joint ventures of the Company and the Subsidiaries of the Company that are not Joint Ventures (i) except as set forth on Section 3.2(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is liable for any material obligations or material liabilities of any such joint ventures, (ii) except as set forth on Section 3.2(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is obligated to make any loans or capital contributions to, or to undertake any guarantees or obligations with respect to, such joint ventures, (iii) none of such joint ventures own or hold any assets that are material to the continued conduct of the business of the Company and the Subsidiaries of the Company, taken as a whole, substantially as it is presently conducted, (iv) except as set forth on Section 3.2(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to any material limitation on its right to compete or any material limitation on its right to otherwise conduct business by reason of any agreement relating to such joint venture and (v) to the knowledge of the Company, each joint venture is in material compliance with all applicable laws. As used herein, “Joint Venture” shall mean those direct or indirect joint ventures of the Company or any Subsidiary of the Company (i) that are not otherwise a direct or indirect Subsidiary of the Company and (ii) in which the Company or any Subsidiary of the Company as of the date of this Agreement have invested, or made commitments to invest, $10 million or more, but “Joint Venture” and “joint venture” shall not include any entities whose securities are held solely for passive investment purposes by the Company or any Subsidiary of the Company. Section 3.2(b) of the Company Disclosure Schedule contains, as of the date of this Agreement, a correct and complete list of each joint venture of the Company or any Subsidiary of the Company that is not a Joint Venture.
          SECTION 3.3. Capitalization. The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement: (A) 13,700,250 shares of Company Common Stock were issued and outstanding, all of which shares are duly authorized, validly issued, fully paid, and nonassessable and free and clear from any preemptive or other similar rights; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 2,257,916 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options under the Option Plans at a weighted average exercise price of $13.3728 per share; (D) 574,691 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Warrants; (E) 2,321,981 shares of Company Common Stock were reserved for issuance upon conversion of outstanding 5.0% Convertible Subordinated Notes Due 2008 (the “Notes”); (F) 592,250 restricted shares of Company Common Stock (“Restricted Stock”) were issued and outstanding under the Option Plans; and (G) all

Options and Restricted Stock were granted under the Option Plans and not under any other plan, program or agreement (other than any individual award agreements made pursuant to the Option Plans and forms of which have been made available to Holdings). The shares of Company Common Stock issuable pursuant to the Option Plans, upon exercise of the Warrants and upon conversion of the Notes have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Option Plans, Warrants or Notes, as the case may be, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. Except as disclosed in Section 3.3 of the Company Disclosure Schedule, there are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of the Company and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (whether or not dependent on conversion or other trigger event). Except as disclosed in this Section 3.3 or in Section 3.3 of the Company Disclosure Schedule, there are no existing registration covenants with respect to Company Common Stock or any other securities of the Company and its Subsidiaries. The Company has provided to Holdings and Merger Sub a correct and complete list of each Option, including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto. To the knowledge of the Company, after due inquiry, no shareholder is a party to or holds shares of Company Common Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement, except for the Voting Agreement.
          SECTION 3.4. Authority.
          The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (i) duly authorized and adopted by the unanimous vote of the Board of Directors, (ii) determined to be fair to, advisable and in the best interests of the shareholders of the Company by the Board of Directors and (iii) duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company’s shareholders in accordance with the Missouri BCL. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          SECTION 3.5. No Conflict; Required Filings and Consents.
          (a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (including completion of the Financing on the terms set forth in the Commitment Letters) will not, (i) conflict with or violate any law, regulation, court order, judgment or decree or Regulatory Laws applicable to the Company or any of its Subsidiaries or by which each of their respective properties are bound or subject, (ii) violate or conflict with the Restated Articles of Incorporation or Amended and Restated By-Laws of the Company or the comparable charter documents or organizational documents of any of its Subsidiaries, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any contract, agreement, indenture, note, bond, mortgage, deed of trust, agreement, Employee Plan, lease or other instrument or obligation of any kind, permit, license, certificate or franchise to which the Company or any of its Subsidiaries is a party, of which the Company or any of its Subsidiaries is the beneficiary or by which the Company or any of its Subsidiaries or any of their respective property is bound or subject, except, with respect to clause (iii), for breaches, defaults, terminations, cancellations or rights of termination, acceleration or cancellation which, in the aggregate, and assuming the exercise of any rights of termination, acceleration or cancellation, would not reasonably be expected to result in a Material Adverse Effect or (iv) violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or subject.
          (b) Except for applicable requirements of the Exchange Act, the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, and filing and recordation of appropriate Articles of Merger or other documents as required by the Missouri BCL, and except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are not required to prepare or submit any application, notice, report or other filing with, or obtain any consent, authorization, approval, registration or confirmation from, any Governmental Entity or third party in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.
          SECTION 3.6. SEC Filings; Financial Statements.
          (a) The Company has timely filed all forms, reports, documents, proxy statements and exhibits required to be filed with the SEC since January 31, 2002

(collectively, the “SEC Reports”). Except as set forth in Section 3.6 of the Company Disclosure Schedule, the SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to Merger Sub copies of all SEC Reports, other than those available on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system of the SEC. None of the Company’s Subsidiaries is required to file any form, report, proxy statement or other document with the SEC.
          (b) Except as set forth in Section 3.6 of the Company Disclosure Schedule, the consolidated financial statements contained in the SEC Reports complied, as of their respective dates of filing with the SEC, and the SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, and the SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) and fairly present, and the financial statements contained in the SEC Reports filed after the date of this Agreement will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments. There is no investigation or inquiry pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Governmental Entity in connection with revenue recognition practices, restructuring charges, amortization, writeoffs or any other accounting matter, whether or not a restatement of financial statements is required.
          (c) Except for those liabilities and obligations that are reflected or reserved against on the balance sheet contained in the Company’s Annual Report on Form 10-K for the year ended January 30, 2005 (the “Company 2004 Form 10-K”) or in the footnotes to such balance sheet, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise), except for liabilities or obligations incurred since January 30, 2005 in the ordinary course of business consistent with past practice.
          (d) The Company is in compliance with, and has complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (collectively, “Sarbanes-Oxley”). The Company has previously made available to Holdings and Merger Sub copies of all certificates delivered by officers and employees of the Company, including the Company’s chief executive officer and chief financial officer, to the Board of Directors or any committee thereof pursuant to the certification requirements relating to the Company 2004 Form 10-K. The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in the Company’s internal controls.
          (e) The Company has provided to Holdings and Merger Sub a draft of the Form 10-Q with respect to the quarterly period ended October 30, 2005 (the “Draft 10-Q”) which the Company expects to file with the SEC on or about December 8, 2005. The Draft 10-Q (i) was prepared in accordance with the requirements of the Exchange Act, as in effect at the time it was delivered to Holdings and Merger Sub, (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) fairly presents, the consolidated financial position of the Company and its Subsidiaries as of the date delivered and the consolidated statements of operations and cash flows of the Company for the period indicated, subject to normal and recurring non-material year-end adjustments.
          SECTION 3.7. Absence of Certain Changes or Events. Since January 30, 2005, except as contemplated by this Agreement or as set forth in Section 3.7 of the Company Disclosure Schedule or in the SEC Reports filed prior to the date of this Agreement, there has not been:
          (a) any event or state of fact that, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect; or
          (b) any event, action or occurrence, that, if taken after the date hereof without the consent of Holdings and Merger Sub, would violate Section 4.1 hereof.
          SECTION 3.8. Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 3.8 of the Company Disclosure Schedule, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights of the Company or any of its Subsidiaries or any of their respective officers or directors in their capacity as such, before any Governmental Entity, nor any internal investigations (other than investigations in the ordinary course of the Company’s or any of its Subsidiaries’ compliance programs) being conducted by the Company or any of its Subsidiaries nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company or any of its Subsidiaries, which would reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree material to the conduct of the businesses of the Company or its Subsidiaries.
          SECTION 3.9. Employee Benefit Plans. Section 3.9 of the Company Disclosure Schedule sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other bonus, stock option, restricted stock grant, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements sponsored, maintained, contributed to or required to be contributed to by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries (together, the “Employee Plans”). The Company has delivered to Holdings and Merger Sub true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with Schedule A and/or B thereto, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to employees, and (vi) the two most recent annual and periodic accountings of related plan assets. The Company has delivered to Holdings and Merger Sub a correct and complete list of each Option, including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Employee Plan. Except as set forth in Section 3.9 of the Company Disclosure Schedule, all Employee Plans have been approved and administered in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code and there are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder. All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made by the Effective Time. Neither the Company nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law. No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries. Except as set forth in Section 3.9 of the Company Disclosure Schedule, no amounts payable under any Employee Plan or otherwise will fail to be deductible to the Company, the Surviving Corporation or their Subsidiaries for federal income tax purposes by virtue of Section 162(m) or 280G of the Code. Except as set forth in Section 3.9 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or otherwise. The assets of the Company’s Benefit Reserve Trust established in respect of the Company’s Select Executive Retirement Plan have a fair market value not less than the benefit liabilities under the Company’s Select Executive Retirement Plan and may be liquidated within three business days at such fair market value (less normal transaction costs). The maximum amount of cash compensation and benefits that could be payable by the Company or any Subsidiary under all Employee Plans and any other compensatory plan, program or agreement to which the Company or any Subsidiary is a party, as a result (in whole or in part) of the transactions contemplated by this Agreement does not exceed $17.5 million (based upon the assumptions set forth in Section 3.9 of the Company Disclosure Schedule). No “leased employees,” as that term is defined in Section 414(n) of the Code, perform services for the Company or any Subsidiary. Neither the Company nor any Subsidiary has used the services of workers provided by third party contract labor suppliers, temporary employees, such “leased employees,” or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Employee Plan or the imposition of penalties or excise taxes with respect to any Employee Plan by the Internal Revenue Service, the Department of Labor, or any other Governmental Entity. Except for determination letters issued by the Internal Revenue Service with respect to plans intended to qualify under Section 401(a) of the Code, neither the Company, any Subsidiary nor any ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation in regard to any Employee Plan. No representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Plan have been made to current or former employees or directors (or any of their representative s or beneficiaries) of the Company or any Subsidiary that are not in accordance with the terms and conditions of the Employee Plans.
          SECTION 3.10. Information Supplied. None of the information to be supplied by the Company, specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock and on the date of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date of the Company Shareholders’ Meeting, any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company, and provided in writing to Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by either Merger Sub or Holdings for inclusion in the Proxy Statement.
          SECTION 3.11. Conduct of Business; Permits. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 3.11 of the Company Disclosure Schedule, the business of the Company and each of its Subsidiaries is not being (and since January 1, 2002 has not been) conducted in default or violation of any term, condition or provision of (i) the Restated Articles of Incorporation or Amended and Restated By-Laws of the Company or the comparable charter documents or by-laws of any of its Subsidiaries, (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) any federal, state, county, regional, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or their respective businesses, including, without limitation, Regulatory Laws, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The material permits, licenses, approvals, certifications and authorizations from any Governmental Entity, including, without limitation, those obtained under Regulatory Laws (collectively, “Permits”) held by the Company and each of its Subsidiaries are valid and sufficient in all material respects for all business presently conducted by the Company and its Subsidiaries. Except as set forth on Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written claim or notice nor has any knowledge indicating that the Company or any of its Subsidiaries is not in compliance with the terms of any such Permits and with all requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Section 3.11 of the Company Disclosure Schedule, none of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby.

          SECTION 3.12. Taxes.
          (a) Except as set forth in Section 3.12 of the Company Disclosure Schedule:
          (i) each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
          (ii) each of the Company and its Subsidiaries has timely paid all Taxes required to be paid by it (whether or not shown due on any Tax Return), except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
          (iii) each of the Company and its Subsidiaries has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes of the Company and its Subsidiaries not yet due, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
          (iv) each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
          (v) no pending or threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and
          (vi) no written claim has been made by any tax authority in a jurisdiction where the Company and its Subsidiaries does not file a Tax Return that any of the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (b) Neither the Company nor any of its Subsidiaries has engaged in any transaction that gives rise to (A) a registration obligation under Section 6111 of the Code or the Treasury Regulations thereunder, (B) a list maintenance obligation under Section 6112 of the Code or the Treasury Regulations thereunder, or (C) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder.
          (c) There are no Liens for Taxes upon the assets or properties of any of the Company or its Subsidiaries, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable.
          (d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) any ruling received from the Internal Revenue Service.
          (e) The Company has previously delivered or made available to Holdings or Merger Sub complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by any tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries and (ii) any closing agreements entered into by any of the Company and its Subsidiaries with any tax authority in each case existing on the date hereof.
          (f) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (g) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

          SECTION 3.13. Environmental Matters.
          (a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, and there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future, in each case which would reasonably be expected to result in a Material Adverse Effect.
          (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, there is no Environmental Claim pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the best knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, in each case which would reasonably be expected to result in a Material Adverse Effect.
          (c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the best knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, in each case which would reasonably be expected to result in a Material Adverse Effect.
          (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, the Company has delivered to Holdings and Merger Sub true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company or any of its Subsidiaries which have been prepared since January 1, 2002 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

          SECTION 3.14. Title to Assets; Liens.
          (a) Leased Real Property. Set forth in Section 3.14(a) of the Company Disclosure Schedule is a list of all real property leased by the Company or any of its Subsidiaries. Each of the leases relating to Leased Real Property is a valid and subsisting leasehold interest of the Company or any of its Subsidiaries. Except as disclosed on Section 3.14(a) of the Company Disclosure Schedule, each Leased Real Property is free of subtenancies and other occupancy rights and Liens (other than Permitted Liens), and is a valid and binding obligation of the Company or any of its Subsidiaries, enforceable against the Company or any of its Subsidiaries in accordance with its terms.
          (b) Owned Real Property. Set forth in Section 3.14(b) of the Company Disclosure Schedule is a complete list of all real property and interests in real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or a Subsidiary of the Company has good, valid and marketable fee simple title to the Owned Real Property. Except as disclosed on Section 3.14(b) of the Company Disclosure Schedule, each Owned Real Property is free and clear of any Lien, except Permitted Liens.
          (c) For purposes of this Agreement, “Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.
          (d) For purposes of this Agreement, “Permitted Liens” shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the SEC Reports; (ii) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the SEC Reports; (iii) with respect to the Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company and its Subsidiaries; (iv) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Leased Real Property; and (v) Liens securing indebtedness of the Company under the Credit Agreement, which will be retired in connection with the transactions contemplated hereby.
          (e) For purposes of this Agreement, “Real Property” shall mean the Leased Real Property and the Owned Real Property.

          (f) For purposes of this Agreement, “Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.
          (g) Each of the Company and its Subsidiaries has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its tangible and intangible assets, real, personal and mixed, used or held for use in, or which are necessary to conduct, the respective business of the Company and its Subsidiaries as currently conducted, free and clear of any Liens, except Permitted Liens.
          SECTION 3.15. Real Property.
          (a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, all buildings, structures, fixtures, building systems and equipment included in the Real Property (the “Structures”) are in reasonably good condition and repair in all material respects and sufficient for the operation of the business of the Company, subject to reasonable wear and tear and subject to replacements and upgrades of fixed assets consistent with the Company’s capital expenditures budget and in the ordinary course of business. There are no facts or conditions affecting any of the Structures which would interfere in any material respect with the use or occupancy of the Structures or any portion thereof in the operation of the business of the Company.
          (b) Except as set forth in Section 3.15(b)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Property other than in the ordinary course of business. Except as set forth in Section 3.15(b)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has vacated or abandoned any portion of the Real Property or given notice to any third party of their intent to do the same.
          (c) Except as set forth on Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement). Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
          (d) Except as set forth on Section 3.15 of the Company Disclosure Schedule, neither the Company nor any applicable Subsidiary has received notice of or has knowledge of an expropriation or condemnation proceeding pending, threatened or proposed against the Real Property.

          (e) The present use of the land and Structures on the Real Property are in conformity in all material respects with all applicable laws, rules, regulations and ordinances, including, without limitation, all applicable zoning laws, ordinances and regulations and with all registered deeds, restrictions of record or other agreements affecting such Real Property, and the Company has no knowledge of any proposed change therein that would so affect any of the Real Property or its use and the Company has no knowledge of any violation thereof. To the Company’s or any applicable Subsidiary’s knowledge, there exists no conflict or dispute with any regulatory authority or other Person relating to any Real Property or the activities thereon which would be reasonably likely to result in a Material Adverse Effect. No damage or destruction has occurred with respect to any of the Real Property that would reasonably be expected to result in a Material Adverse Effect.
          (f) With respect to the Leased Real Property:
          (i) except as disclosed on Section 3.15(f)(i) of the Company Disclosure Schedule, true, correct and complete copies of the Real Property Leases have been delivered to Holdings and Merger Sub prior to the date hereof and such Real Property Leases have not been amended or modified since that date;
          (ii) (A) there are no material disputes with respect to each Real Property Lease; and (B) except as disclosed on Section 3.15(f)(ii) of the Company Disclosure Schedule, neither the Company, nor, to the knowledge of the Company, any other party to each Real Property Lease is in breach or default under such Real Property, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;
          (iii) except as disclosed on Section 3.15(f)(iii) of the Company Disclosure Schedule, no consent by the landlord under the Real Property Leases is required in connection with the consummation of the transaction contemplated herein;
          (iv) except as disclosed on Section 3.15(f)(iv) of the Company Disclosure Schedule the Company or a Subsidiary of the Company has non-disturbance agreements with the landlord’s lender with respect to each Real Property Lease;

          (v) none of the Leased Real Property has been pledged or assigned by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens);
          (vi) Section 3.15(f)(vi) of the Company Disclosure Schedule sets forth a summary of all construction allowances payable under the Real Property Leases and the amounts thereof which, as of the date hereof, have been drawn by the Company or any of its Subsidiaries; and
          (vii) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease which have not been accrued or reserved for in the Company’s financial statements.
          (g) Set forth in Section 3.15(g) of the Company Disclosure Schedule is a list of all construction and material alteration projects currently ongoing with respect to any Real Property (the “Construction Projects”). The Construction Projects are proceeding in a workmanlike fashion in compliance in all material respects with all applicable laws, rules, regulations and ordinances, and, to the Company’s knowledge, there are no facts or conditions affecting any of the Construction Projects which would interfere in any significant respect with the completion of the Construction Projects, or the use, occupancy or operation thereof, which interference would reasonably be expected to result in a Material Adverse Effect. No Construction Project or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.
          SECTION 3.16. Intellectual Property.
          (a) Section 3.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications and (iv) Software, in each case, which is owned by the Company or its Subsidiaries. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the material Intellectual Property Rights set forth in Section 3.16 of the Company Disclosure Schedule, and all such Intellectual Property Rights are subsisting, valid, and enforceable.
          (b) The Company and its Subsidiaries own or have a valid right to use, free and clear of all Liens, all Intellectual Property Rights necessary, or used or held for use in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to so own or have a valid right to use such Intellectual Property Rights, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

          (c) Neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, and there has been no such claim asserted or, to the knowledge of the Company, threatened since January 1, 2002, against the Company or any of its Subsidiaries, except where such infringements, misappropriations or violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          (d) Except as set forth in Section 3.16(d), of the Company Disclosure Schedule, to the Company’s knowledge, no third Person has infringed, misappropriated or violated any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has asserted or threatened such a claim against any Person since January 1, 2002, except where such infringements, misappropriations or violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          (e) As used herein, “Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.
          SECTION 3.17. Material Contracts.
          (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement or in Section 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:
          (i) any “material contract” (as defined in Item 601(b) (10) of Regulation S-K of the SEC);

          (ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves future aggregate annual payments by the Company or any of its Subsidiaries of $250,000 or more;
          (iii) any contract or agreement for the sale, license or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of its Subsidiaries, that involves future aggregate annual payments to the Company or any of its Subsidiaries of $250,000 or more;
          (iv) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries in the amount of $50,000 or more;
          (v) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;
          (vi) any voting or other agreement governing how any shares of Company Common Stock shall be voted other than the Voting Agreement; or
          (vii) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes.
          The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or are bound are collectively referred to herein as “Company Material Contracts.”
          (b) Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries and is in full force and effect, and the Company or one of its Subsidiaries as applicable, has performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance would not reasonably be expected to result in a Material Adverse Effect. The Company has not violated, defaulted under or terminated, nor has the Company given or received notice of, any violation, default or termination under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Company Material Contract, except where such violations, defaults or terminations would not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.18. Brokers. Except for the Persons set forth on Section 3.18 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Holdings and Merger Sub true and complete information concerning the financial and other arrangements between the Company and its Subsidiaries and the persons set forth on Section 3.18 of the Company Disclosure Schedule pursuant to which such firm(s) would be entitled to any payment as a result of the transactions contemplated hereby.
          SECTION 3.19. Board Action. The Board of Directors, at a meeting duly called and held, at which all of the directors were present, duly and unanimously: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting; (iii) resolved to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; and (iv) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable and in the best interests of the shareholders of the Company.
          SECTION 3.20. Opinion of Financial Advisor. The Company has received the written opinion of Piper Jaffray & Co., the Company’s sole financial advisor, dated December 8, 2005, to the effect that, as of the date hereof, the Merger Consideration to be received by the Company’s shareholders as provided herein is fair to such shareholders from a financial point of view. The Company has delivered a copy of the written opinion to Holdings and Merger Sub.
          SECTION 3.21. Control Share Acquisition. The Company has taken all actions necessary and within its authority such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “shareholders protection,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Sections 351.407 and 351.459 of the Missouri BCL) (each, a “Takeover Statute”) or restrictive provision of any applicable provision in the Restated Articles of Incorporation or Amended and Restated By-Laws of the Company or comparable charter documents and By-laws of any of its Subsidiaries is, or at the Effective Time will be, applicable to the Company, its Subsidiaries, Holdings, Merger Sub, Company Common Stock, the Merger or any other transaction contemplated by this Agreement or the Voting Agreement.
          SECTION 3.22. Rights Agreement. The rights to purchase shares of Series A Junior Participating Preferred Stock of the Company, issued pursuant to a Rights Agreement, dated June 16, 1995, as amended, by and between the Company and Boatmen’s Trust Company, expired in accordance with their terms on June 15, 2005.
          SECTION 3.23. Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the Company’s shareholders necessary (under applicable law or otherwise), to approve this Agreement, and the transactions contemplated by this Agreement, including the Merger (the “Company Shareholder Approval”).
          SECTION 3.24. Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. Since the Company’s formation, there have been no historical gaps in insurance coverage of the Company or any of its Subsidiaries.
          SECTION 3.25. Suppliers. Set forth in Section 3.25 of the Company Disclosure Schedule is a list of the ten largest suppliers of the Company on a consolidated basis based on the dollar value of materials, products or services purchased by the Company or any of its Subsidiaries for the fiscal year ended January 30, 2005. Since such date, there has not been, nor as a result of the Merger is there anticipated to be, any change in relations with any of the major suppliers of the Company or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The existing suppliers of the Company and its Subsidiaries are adequate for the operation of the Company’s business as operated on the date hereof.
          SECTION 3.26. Collective Bargaining; Labor Disputes; Compliance. There are no collective bargaining agreements to which the Company or any of its Subsidiaries is a party or under which it is bound. The employees of the Company and its Subsidiaries are not represented by any unions. Neither the Company nor any of its Subsidiaries is currently, nor has been during the past three years, the subject of any union organizing campaign or drive. Neither the Company nor any of its Subsidiaries is currently, nor has been during the past five years, the subject of any strike, dispute, walk-out, work stoppage, slow down or lockout involving the Company or any of its Subsidiaries nor, to the knowledge of the Company after due inquiry, is any such activity threatened. Except as set forth on Section 3.26 of the Company Disclosure Schedule, there are no employment agreements, severance agreements or severance plans or other documents, arrangements or understandings (whether written or oral) requiring the payment (or setting aside) of any amounts or the providing of any benefits (or acceleration, continuation or modification thereof) to any of the Company’s or its Subsidiaries directors, officers or employees in the event of a termination of employment (with or without cause) or as a result of entering into this Agreement or the consummation of the transactions contemplated hereby. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Company and each of its Subsidiaries has complied with all laws relating to the employment and safety of labor, including the National Labor Relations Act and other provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health acts and laws, (ii) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or any other protected category in its employment conditions or practices with respect to its employees, customers or suppliers, and (iii) no action, suit, complaint, charge, grievance, arbitration, employee proceeding or investigation by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retired employee, labor organization or other representative of the Company’s and its Subsidiaries’ employees is pending or, to the knowledge of the Company after due inquiry, threatened against the Company or any of its Subsidiaries, except as disclosed in Section 3.26 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with or citation by any Governmental Entity relating to the Company’s or its Subsidiaries’ employees or employment practices relating to the Company’s or its Subsidiaries’ employees. The Company and its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar foreign, state or local law relating to plant closings and layoffs. Except as set forth on Section 3.26 of the Company Disclosure Schedule, none of the employees of the Company and any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the three month period prior to the date of this Agreement.
          SECTION 3.27. Investment Company. Neither the Company nor any Subsidiary of the Company is an “investment company” as defined under the Investment Company Act of 1940, as amended.
          SECTION 3.28. Transactions with Affiliates.
          (a) All transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand (an “Affiliate Transaction”), that are required to be disclosed in the SEC Reports in accordance with Item 404 of Schedule S-K under the Securities Act have been so disclosed. There have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Schedule S-K under the Securities Act which have not already been disclosed in the SEC Reports.
          (b) Any Affiliate Transaction at the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company or any of its Subsidiaries in a similar transaction with an unaffiliated third party.
          SECTION 3.29. Absence of Restrictions on Business Activities. Except as set forth in Section 3.29 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, ruling, decree or order of any Governmental Entity binding upon the Company or any of its Subsidiaries or any of their assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company or any of its Subsidiaries, except for impairments or impositions that are not material to the conduct of the business of the Company or any of its Subsidiaries. Except as set forth in Section 3.29 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any non-competition, non-solicitation or similar restriction on their respective businesses.
          SECTION 3.30. Letters of Credit, Surety Bonds, Guarantees. Section 3.30 of the Company Disclosure Schedule sets forth, as of the date hereof, all standby letters of credit, performance or payment bonds, guarantee arrangements and surety bonds of any nature involving amounts in excess of $100,000 relating to the Company or any of its Subsidiaries and the aggregate amount of all such instruments as of the date is set forth on Section 3.30 of the Company Disclosure Schedule.
          SECTION 3.31. Certain Business Practices. As of the date hereof, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B (b) of the Social Security Act, as amended, or (d) made any other unlawful payment.
ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER
          SECTION 4.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees on behalf of itself and its Subsidiaries that, between the date of this Agreement and the Effective Time, unless Holdings and Merger Sub shall otherwise consent in writing, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company shall not, and the Company shall not permit any of its Subsidiaries to, take any action except (i) in the ordinary course of business and in a manner consistent with past practice and (ii) as set forth in Section 4.1 of the Company Disclosure Schedule; and the Company will use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company and its Subsidiaries have significant business relations and to maintain the Real Property and other material assets of the Company in good repair, order and condition (subject to normal wear and tear) consistent with current needs, replace the Company’s inoperable, worn out or obsolete assets with assets of good quality consistent with past practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date, whether or not the Company is insured, either repair or replace such damaged property to the condition it was in immediately prior to such casualty, loss or damage, and pay all applicable Taxes when due and payable. The Company covenants and agrees on behalf of itself and its

Subsidiaries that the outstanding indebtedness under the revolving portion of the Company’s Credit Agreement shall not exceed $10,000,000 immediately prior to the Effective Time. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Holdings and Merger Sub, to:
          (a) amend (i) its Restated Articles of Incorporation or Amended and Restated By-Laws or comparable charter and organizational documents or (ii) any material term of any outstanding security issued by the Company or any of its Subsidiaries;
          (b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company), (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities of the Company or any of its Subsidiaries, other than (1) shares of Company Common Stock issued upon (x) the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof, (y) the exercise of Warrants outstanding on the date hereof in accordance with the Warrant Agreement or (z) the conversion of Notes outstanding on the date hereof in accordance with the terms thereof and (2) newly issued securities of Subsidiaries may be pledged to the lenders under the Credit Agreement in accordance with the terms thereof or (iv) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any of other securities in respect of, in lieu of or in substitution for, shares of its capital stock;
          (c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate, except, with respect to clause (ii) above, purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice;
          (d) except in the ordinary course of business consistent with past practice, amend, enter into or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;
          (e) transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets, other than sales of excess or obsolete assets and sales of inventory and changes in amusement games in the ordinary course of business consistent with past practice;
          (f) (i) enter into, amend or terminate any employment or severance agreement with or, except in accordance with the existing obligations of the Company or any of its Subsidiaries, grant any severance or termination pay to, any officer or director of the Company or any of its Subsidiaries or (ii) hire or agree to hire any new or additional officers at the Senior Vice President level or above;
          (g) except as required to comply with applicable law, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the case of employees who are not officers or directors in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director or, other than in the ordinary course of business consistent with past practice, officer or other employee, (iii) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Employee Plan, (iv) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Plan;
          (h) (i) incur or assume any indebtedness, subject to the provisions of the second sentence of Section 4.1 above, (ii) incur or modify any material indebtedness or other liability, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice);
          (i) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by a change in applicable law or GAAP;

          (j) make any change to any of its tax accounting principles or practices with respect to Taxes of the Company or any of its Subsidiaries;
          (k) make any Tax election or change in any Tax election, amend any Tax Returns or enter into any settlement or compromise of any Tax liability of the Company or its Subsidiaries;
          (l) pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any legal proceeding, except for any settlement or compromise involving less than $100,000, but subject to an aggregate maximum of $500,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;
          (m) enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;
          (n) enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);
          (o) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;
          (p) enter into or consummate any sale/leaseback agreement or arrangement;
          (q) except in the ordinary course of business consistent with past practice and except as prohibited in subsection (e) above, lease or otherwise dispose of or transfer any of its assets (including the capital stock of any Subsidiary of the Company);
          (r) make, authorize or agree to make any capital expenditures, or enter into any agreement or agreements providing for payments, which, individually are in excess of $100,000, or in the aggregate are in excess of $500,000;
          (s) enter into an agreement containing any provision or covenant limiting in any respect the ability of the Company or any of its Subsidiaries with respect to (i) selling any products or services of or to any other Person, (ii) engaging in any line of business, (iii) competing with or obtaining the products or services of any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries or (iv) selecting, opening or operating any store in any geographical area or location;
          (t) terminate or fail to renew any Permit that is material to the conduct of the businesses of the Company or any of its Subsidiaries;
          (u) revalue in any material respect any of its assets, including writing-down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;
          (v) fail to pay any Taxes or other material debts when due (without giving effect to any grace periods);
          (w) fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect;
          (x) fail to make in a timely manner any and all filings with the SEC required to be made under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or any filing required under applicable law;
          (y) amend, extend, renew, otherwise modify or terminate any of the Real Property Leases or enter into any new Real Property Lease requiring rental and other payments in excess of $100,000 annually;
          (z) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing (a)-(y) of this Section 4.1; and
          (aa) take any action or omit to take any action that would, or is reasonably likely to result in any of its representations and warranties contained in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied.
          SECTION 4.2. No Solicitations. The Company shall not and shall cause its Subsidiaries not to, directly or indirectly, through any officer, director, affiliate, employee, agent, financial advisor, representative or otherwise, (a) solicit or initiate any inquiries with respect to the submission of any Acquisition Proposal (as defined below), (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Person to make an inquiry in respect of or make any proposal or offer that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal or (c) enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal; provided, however, that (i) nothing contained in this Section 4.2 or any other provision of this Agreement shall prohibit the Company or the Board of Directors from taking and disclosing to the Company shareholders pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, a position with respect to a tender or exchange offer by a third party and (ii) the Company may, prior to the approval by the Company shareholders of the Merger, in response to an unsolicited bona fide written proposal received on or after the date of this Agreement (and not withdrawn), with respect to an Acquisition Proposal from a third party, which did not result from a breach of this Section 4.2, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party only if, and only to the extent that (A) the Board of Directors, after consultation with and taking into account the advice of its financial advisors and outside legal counsel, determines in good faith that the Board of Directors would breach its fiduciary duties to shareholders under applicable law without taking such action, (B) prior to taking such action, the Company receives from such Person an executed confidentiality agreement having terms no more favorable than the Confidentiality Agreement, (C) the Board of Directors, after consultation with and taking into account the advice of its financial advisors and legal counsel, determines in good faith that such proposal would, if accepted, be reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and (D) the proposal would, if consummated, result in a transaction that provides a higher per share price to its shareholders, from a financial point of view, than the transactions contemplated by this Agreement and for which financing, to the extent required, is then represented by bona fide commitment letters (such more favorable Acquisition Proposal hereinafter referred to as a “Superior Proposal”; provided, that, for purposes of the definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned below, except that references to “15% or more” shall be deemed to be references to “50% or more”). The Company shall and shall cause its Subsidiaries and their respective officers, directors, affiliates, employees, agents, financial advisors and representatives to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing. The Company shall and shall cause its Subsidiaries to immediately notify Holdings and Merger Sub if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or any of its Subsidiaries, in each case in connection with any Acquisition Proposal. Each notice shall contain the name of any Person making any such proposal, requesting such information or seeking such negotiations or discussions and a summary of the material terms and conditions of any proposals or offers and thereafter the Company shall keep Holdings and Merger Sub informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company agrees that it will take the necessary steps to promptly inform the Persons referred to in the first sentence of this Section 4.2 of the obligations undertaken in this Section 4.2 and in the Confidentiality Agreement. The Co mpany will promptly provide to Holdings and Merger Sub any information concerning the Company and its Subsidiaries provided to any other Person in connection with an Acquisition Proposal which was not previously delivered to Holdings and Merger Sub. The Company shall and shall cause its Subsidiaries to promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to promptly return or destroy all written confidential information heretofore furnished to such Person (whether then in the possession of such Person or its advisors or representatives) by or on behalf of the Company or any of its Subsidiaries. The Company agrees not to release any third party from or waive any provisions of confidentiality in any confidentiality agreement to which the Company is a party or by which it is bound. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.2 by any officer, director, affiliate, employee, agent, financial advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.2. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal, offer or indication of interest from any Person (other than by or on behalf of Merger Sub or Holdings) relating to any direct or indirect acquisition or purchase (including any single or multiple-step transaction) of a business or assets of the Company or its Subsidiaries that generates 15% or more of the net revenues or net income, or constitutes 15% or more of the assets (as determined with respect to the financial statements contained in the most recent SEC Report and filed prior to such determination) of the Company or any of its significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act) (a “Significant Subsidiary”), or 15% or more beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning (as determined pursuant to Rule 13d-3 under the Exchange Act) 15% or more of any class of equity securities of the Company or any of its Significant Subsidiaries or any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries.
          SECTION 4.3. Fiduciary Duties. The Board of Directors shall not (a) withdraw or modify or change in a manner adverse to Holdings and Merger Sub, the approval or recommendation by the Board of Directors of this Agreement and the Merger, (b) approve, recommend or cause the Company to enter into any written agreement with respect to any Acquisition Proposal or (c) propose to do any of the foregoing. Notwithstanding the foregoing, if the Board of Directors determines in good faith (after consultation with and taking into account the advice of its financial advisors and legal counsel) that an Acquisition Proposal is a Superior Proposal in accordance with the terms of this Agreement, the Board of Directors may withdraw its approval or recommendation of this Agreement and the Merger solely in order to concurrently enter into a definitive agreement prior to the time the Company shareholders shall have approved the Merger, providing for the consummation of a transaction with respect to such Superior Proposal and terminate this Agreement in accordance with Section 7.1(f)(ii) and Section 7.2(b), but only if the Board of Directors determines in good faith (after consultation with and taking into account the advice of its financial advisor and legal counsel) that the Board of Directors would breach its fiduciary duties to shareholders under applicable law without taking such action; provided, however, that (x) prior to taking such action, the Board of Directors shall have (1) given Holdings and Merger Sub at least five business days’ prior written notice that the Company intends to take such action and provided Holdings and Merger Sub with a reasonable opportunity to respond to any such Superior Proposal (which response could include a proposal to revise the terms of the transactions contemplated hereby) and (2) fully considered any such response by Holdings and Merger Sub and concluded that, notwithstanding such response, such Acquisition Proposal continues to be a Superior Proposal in relation to the transactions contemplated hereby, as the terms hereof may be proposed to be revised by such response.

ARTICLE V
ADDITIONAL AGREEMENTS
          SECTION 5.1. Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in connection with the Merger. Holdings and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Holdings, Merger Sub and their respective affiliates as may be required to be disclosed therein. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company’s shareholders approve this Agreement and the transactions contemplated hereby. As promptly as possible after clearance by the SEC of the Proxy Statement, the Company will cause the Proxy Statement to be mailed to its shareholders.
          SECTION 5.2. Meeting of Shareholders of the Company. The Company shall promptly take all action necessary in accordance with applicable law, the Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company to convene the Company Shareholders’ Meeting. The shareholders vote or consent required for approval of the Merger will be no greater than that set forth in the Missouri BCL. The Company shall use reasonable best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Merger Sub, advisable to secure any vote or consent of shareholders required by the Missouri BCL to effect the Merger.
          SECTION 5.3. Additional Agreements. The Company, Merger Sub and Holdings will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.
          SECTION 5.4. Notification of Certain Matters. The Company shall give prompt notice to Holdings and Merger Sub and Holdings and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (b) any material failure of the Company or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence or non-occurrence of any fact, event or circumstance which has or is reasonably expected to result in a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
          SECTION 5.5. Access to Information.
          (a) From the date hereof to the Effective Time, the Company shall and shall cause its Subsidiaries and their respective directors, officers, directors, employees,

auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants financial advisors, representatives and agents of Holdings and Merger Sub and the anticipated sources of the Financing (the “Financing Sources”), reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish Holdings and Merger Sub and the Financing Sources with all financial, operating and other data and information Holdings and Merger Sub and the Financing Sources through their directors, officers, employees, consultants or agents, may reasonably request. No information received pursuant to this Section 5.5 shall affect or be deemed to modify or update any representation and warranties of the Company and its Subsidiaries contained in this Agreement.
          (b) Each of Holdings and Merger Sub agrees that it shall, and shall direct its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents (the “Merger Sub Representatives”), to hold in strict confidence all data and information obtained by them from the Company in accordance with the Confidentiality Agreement which shall survive the execution an delivery of this Agreement, and any termination hereof pursuant to Section 7.1 hereof.
          SECTION 5.6. Public Announcements. Holdings, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements or announcements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by applicable law or stock exchange rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances.
          SECTION 5.7. Approval and Consents; Cooperation. Each of the Company, Holdings and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, Tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings required under Section 3.5 (collectively, the “Required Approvals”), (b) taking all reasonable steps as may be necessary to obtain all such Required Approvals and (c) obtaining estoppel certificates with respect to each Leased Real Property. Without limiting the generality of the foregoing, each of the Company and Holdings and Merger Sub agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Governmental Entity or third party in order to obtain any Required Approvals in as expeditious a manner as possible. Each of the Company, Holdings and Merger Sub shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may threaten or assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals. In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby in any respect, including a claim that this Agreement of the transactions contemplated hereby are violative of applicable antitrust or competition laws, each of the Company, Holdings and Merger Sub shall use its reasonable best efforts to resist or resolve such suit. The Company, Holdings and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, Holdings or any of their respective Subsidiaries to any third party and/or Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.
          SECTION 5.8. Further Assurances. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of the Company, Holdings and the Surviving Corporation shall take any such reasonably necessary action.
          SECTION 5.9. Agreement to Defend and Indemnify.
          (a) If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, subject to the limitations on indemnification contained in the Missouri BCL and the Restated Articles of Incorporation of the Company, the Company shall, regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, each director and officer of the Company including, without limitation, officers and directors serving as such on the date hereof (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation, to the extent permitted by law, liabilities arising under the Securities Act or the Exchange Act in connection with the Merger or the Financing, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.9 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have an actual conflict of interest in the outcome of such action. For six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers’ and directors’ liability insurance covering the Indemnified Parties who are currently covered by the Company’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance to maintain or procure insurance coverage pursuant hereto, in which case the Surviving Corporation shall provide the maximum coverage that is then available for 150% of such annual premiums. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Restated Articles of Incorporation of the Company for a period of not less than six years following the Effective Time. This Section 5.9 shall survive the consummation of the Merger. Notwithstanding Section 8.7, this Section 5.9 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.
          (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.
          SECTION 5.10. Continuation of Employee Benefits.
          (a) From and after the Effective Time, Holdings shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, employee or consultant of the Company or group of such officers, directors, employees or consultants described on Section 5.10 of the Company Disclosure Schedule.
          (b) To the extent permitted under any applicable law, each employee of the Company and its Subsidiaries shall be given credit for all service with the Company (or service credited by the Company) under all employee benefit plans, programs policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual, including for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided that credit need not be given for service to the extent such credit would result in duplication of benefits.
          SECTION 5.11. Financing.
          (a) Merger Sub shall use its reasonable best efforts to obtain the Financing consistent with the terms specified and described in the Commitment Letters delivered to the Company by Merger Sub and otherwise on and subject to terms reasonably acceptable to Merger Sub.
          (b) The Company agrees to provide, and will cause its Subsidiaries and its and their respective directors, officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of Financing to be consummated contemporaneously with or at or after the expiration of the Effective Time in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, audited and unaudited financial statements, comfort letters of accountants and legal opinions as may be reasonably requested by Holdings or Merger Sub and taking such other actions as are reasonably required to be taken by the Company in the Commitment Letters. In addition, in conjunction with the obtaining of Financing, the parties hereto agree to cooperate and use all reasonable best efforts to take such actions as may be necessary to prepay, redeem and/or renegotiate the Notes, as reasonably requested by Holdings and Merger Sub including, without limitation, pursuant to the Indenture, to fix August 7, 2006 as the redemption date for the redemption of all Notes issued and outstanding under the Indenture (the “Redemption”) as of the Effective Time and to cause to be delivered at the Effective Time to the Trustee (as defined in the Indenture) a notice of redemption dated May 9, 2006 for delivery to each of the holders of the Notes in connection with the Redemption pursuant to Section 3.2 of the Indenture. In connection with the Redemption, the Company shall, pursuant to Section 13.1 of the Indenture, deposit with the Trustee at the Effective Time funds in an amount sufficient to pay the redemption price under the Indenture with respect to all of the issued and outstanding Notes including principal and premium, if any, and interest, due or to become due to such date of Redemption, and shall use its reasonable best efforts to take all other actions necessary to cause the Indenture to cease to be of further effect pursuant to Section 13.1 of the Indenture. Notwithstanding the foregoing, no call for redemption or prepayment of the Notes shall be irrevocably made until contemporaneously with or after the Effective Time.

          SECTION 5.12. Takeover Statutes. If any Takeover Statute enacted under state or federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company, Holdings and Merger Sub and the Board of Directors of each of the Company, Holdings and Merger Sub shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.
          SECTION 5.13. Disposition of Litigation. In connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company shall keep Holdings and Merger Sub, and any counsel which Holdings and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Holdings’ and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Holdings and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such shareholders litigation without Holdings’ and Merger Sub’s prior written consent, which consent shall not be unreasonably withheld or delayed.
          SECTION 5.14. Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.
ARTICLE VI
CONDITIONS OF MERGER
          SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions:
          (a) Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the affirmative vote of the shareholders holding at least two-thirds of the outstanding shares of Company Common Stock.
          (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (c) No Challenge. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

          SECTION 6.2. Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:
          (a) Performance of Obligations of Merger Sub. Holdings and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of Merger Sub and Holdings to that effect.
          (b) Representations and Warranties of Merger Sub. The representations and warranties of Holdings and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holdings and Merger Sub to consummate the transactions contemplated hereby.
          (c) Consents. All consents, authorizations, orders and approvals of (or filings, reports, registrations with or notifications to) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger, shall have been obtained and shall be in full force and effect.
          SECTION 6.3. Additional Conditions to Obligations of Merger Sub to Effect the Merger. The obligations of Holdings and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Holdings and Merger Sub:
          (a) Performance of Obligations of the Company and its Subsidiaries. The Company and its Subsidiaries shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and Holdings and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company to that effect.
          (b) Representations and Warranties of the Company and its Subsidiaries. The representations and warranties of the Company contained in Section 3.1 (Organization), Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.7

(Absence of Certain Changes or Events), Section 3.18 (Brokers), Section 3.21 (Control Share Acquisition), Section 3.22 (Rights Agreement), and Section 3.23 (Vote Required) shall be true and correct in all respects, in each case, as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). The representations and warranties of the Company contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Holdings and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company as to the satisfaction of this Section 6.3(b).
          (c) Consents. The Company shall have obtained and provided to Holdings and Merger Sub copies of evidence with respect to the consents of third parties listed on Section 3.5(b) of the Company Disclosure Schedule, the terms of which consents shall be reasonably satisfactory to Holdings and Merger Sub.
          (d) Suits, Actions and Proceedings. No suit, action, proceeding, claim, inquiry or investigation by any Governmental Entity or any third party shall be pending seeking to prohibit or restrain, or seeking damages in connection with the Merger or the transactions contemplated by this Agreement.
          (e) Options. From and after the Effective Time, after giving effect to the Merger, there shall be no options or other rights outstanding to acquire shares of Company Common Stock or any equity securities of the Company under the Option Plans or otherwise.
          (f) Approvals. All notices, applications, approvals, consents, orders, exemptions and waivers (“Approvals”) required to be furnished to or obtained from any Governmental Entity, including any Approvals in respect of Permits, necessary in order for the Company and its Subsidiaries to conduct their business following the consummation of the transactions contemplated by this Agreement in substantially the manner presently conducted shall have been obtained or furnished and any applicable waiting period or periods shall have expired or terminated (or, if there be no time limit for waiver or objection, a notice of no objection or equivalent with respect thereto shall have been received by the Company) except where the failure to obtain any such

Approvals will not (i) reasonably be expected to result in a Material Adverse Effect, (ii) materially and adversely impact the economic or business benefits to Holdings and Merger Sub of the transactions contemplated hereby or (iii) result in Holdings and the Surviving Corporation and its Subsidiaries being prohibited from conducting, or materially limiting their ability to conduct, business in any jurisdiction in substantially the manner presently conducted; and no such Approval shall impose any condition or conditions relating to, or requiring changes or restrictions in, the operations of any asset or business of Holdings and the Surviving Corporation and its Subsidiaries, which is reasonably likely to result in a Material Adverse Effect or to materially and adversely impact the economic or business benefits to Holdings and the Surviving Corporation and its Subsidiaries of the transactions contemplated by this Agreement.
          (g) Dissenting Shares. The aggregate number of Dissenting Shares shall be less than 5% of the total number of outstanding shares of Company Common Stock at the Effective Time.
          (h) Resignations. The Company shall deliver the executed resignation of each director of the Subsidiaries to be effective as of the Effective Time.
          (i) Leased Real Property. With respect to the Leased Real Property, the Company shall have delivered to Holdings and Merger Sub a written consent for each of the Real Property Leases, in each case whose consent is required under such Real Property Lease in connection with the transactions contemplated in this Agreement, in form and substance reasonably satisfactory to Holdings and Merger Sub.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          SECTION 7.1. Termination. This Agreement may be terminated at any time before the Effective Time by:
          (a) mutual written consent of the Boards of Directors of Holdings, Merger Sub and the Company; or
          (b) either Holdings, Merger Sub or the Company, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; or

          (c) either Holdings, Merger Sub or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting or at any adjournment or postponement thereof; or
          (d) Holdings or Merger Sub, if the Merger shall not have been consummated on or before June 30, 2006 (the “Termination Date”); provided, however, that the Termination Date shall be automatically extended for a period of 30 days if (i) the condition set forth in Section 6.3(f) has not been satisfied on or prior to the Termination Date and (ii) all other conditions to the consummation of the Merger are satisfied on or prior to the Termination Date or capable of then being satisfied at the Closing (other than the condition in Section 6.3(f)), provided that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Holdings or Merger Sub if any action of Holdings or Merger Sub or the failure of Holdings or Merger Sub to perform any of its obligations under this Agreement or required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a material breach of this Agreement; or
          (e) the Company, if the Merger shall not have been consummated on or before the Termination Date, provided that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to the Company if any action of the Company or the failure of the Company to perform any of its obligations under this Agreement or required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a material breach of this Agreement; or
          (f) the Company (i) if there shall be a material breach of any of Merger Sub’s or Holdings’ representations, warranties or covenants hereunder, such that the conditions contained in Section 6.2(b) or Section 6.2(a) would not be satisfied and such breach is not curable or, if curable, is not cured within 15 days of written notice delivered to Holdings or Merger Sub, provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or (ii) prior to the approval of the Merger by the Company shareholders, for the purpose of entering into a binding written definitive agreement with respect to an unsolicited written proposal or offer for a Superior Proposal, provided that (A) the Company is not in material breach of any of the terms of this Agreement, (B) the Company shall have complied with the provisions of Sections 4.2 and 4.3, (C) such binding agreement is entered into concurrently with the exercise of this termination right and (D) the Company shall have paid to Holdings and Merger Sub prior to such termination the Fee and Transaction Expenses described in Section 7.2(b) hereto. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after it has provided written notice to Holdings and Merger Sub required by Section 4.3 and (y) to notify Holdings and Merger Sub if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or
          (g) Holdings or Merger Sub, if there shall be a material breach of any of the Company’s representations, warranties or covenants hereunder after the date of this Agreement, such that Section 6.3(b) or Section 6.3(a) would not be satisfied and such breach is not curable or, if curable, is not cured within 15 days of written notice thereof is delivered to the Company, provided that Holdings or Merger Sub shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if Holdings or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or
          (h) Holdings or Merger Sub, if (i) the Board of Directors shall (A) withdraw or modify or change in a manner adverse to Merger Sub its recommendation or approval in respect of this Agreement and the Merger; provided that such time period shall be stayed during the period from when the Company first gives written notice pursuant to Section 4.3 until two business days after the earlier of Holdings’ and Merger Sub’s response to such written notice and the fifth business day after Holdings and Merger Sub’s receipt of such written notice, or (B) shall have resolved to do any of the foregoing; (ii) the Board of Directors shall have approved or recommended any proposal other than by Holdings and Merger Sub in respect of an Acquisition Proposal or failed to reject and, if applicable, recommend against any such proposal, or shall have resolved to do any of the foregoing, or (iii) the Company shall have entered into an agreement with respect to an Acquisition Proposal.
          SECTION 7.2. Effect of Termination.
          (a) In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of Holdings, Merger Sub or the Company, except (i) as set forth in Sections 5.5(b), 7.2(b) and 8.3 and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.
          (b) (i) If (A) Holdings or Merger Sub shall have terminated this Agreement pursuant to Section 7.1(h)(i), (ii) or (iii); or (B) the Company shall have terminated this Agreement pursuant to Section 7.1(f)(ii); or (C) both (1) this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(g) and (2) at any time after the date of this Agreement and at or before the date of such termination a proposal or offer with respect to an Acquisition Proposal shall have been publicly announced or disclosed (whether or not conditional), or disclosed to the Board of Directors or any committee thereof, then, in any such case, the Company shall pay Holdings (x) a termination fee of $10,175,000 (the “Fee”) plus (y) an amount, not in excess of $3,000,000, equal to the actual and reasonably documented out-of-pocket expenses of Holdings, Merger Sub and

Wellspring incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby and the Financing thereof, including, without limitation, all fees and expenses of financing sources, counsel, accountants, investment bankers, experts, and consultants to Holdings, Merger Sub, Wellspring and their affiliates (“Transaction Expenses”), which Fee and Transaction Expenses shall be paid, in the event of any such termination by the Company, prior to or concurrently with such termination, and, in the event of any such termination by Holdings or Merger Sub, within one business day following such termination, in immediately available funds by wire transfer to such account or accounts as Holdings may designate in writing to the Company (the “Fee Account”).
          (ii) If (A) this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e) (whether or not the condition in Section 6.1(a) shall have been satisfied at the time of such termination), (B) at any time after the date of this Agreement and at or before the date of such termination a proposal with respect to an Acquisition Proposal shall have been publicly announced or disclosed (whether or not conditional), or disclosed to the Board of Directors or any committee thereof and (C) within twelve months after the date of such termination the Company shall have entered into an agreement with respect to an Acquisition Proposal that provides a higher price to the Company’s shareholders, from a financial point of view, than the transactions contemplated by this Agreement, then in any such case the Company shall promptly, but in no event later than one business day after the execution of such agreement with respect to such Acquisition Proposal, pay Holdings the Fee plus the Transaction Expenses, which amounts shall be payable by wire transfer to the Fee Account.
ARTICLE VIII
GENERAL PROVISIONS
          SECTION 8.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.8 and Section 5.9 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(b), 7.2(b) and 8.3 shall survive termination indefinitely.
          SECTION 8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):
          (a) if to Holdings or Merger Sub, to:
c/o Wellspring Capital Management LLC
Lever House
390 Park Avenue
New York, New York 10022-4608
Attention: Greg S. Feldman, Managing Partner
Telephone: (212) 318-9898
Facsimile: (212) 318-9810
          With copies, which shall not serve as a notice, to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036-6522
Attention: William S. Rubenstein, Esq.
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
          and
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
Attention: Allison Land Amorison, Esq.
Telephone: (302) 651-3180
Facsimile: (302) 651-3001
          (b) if to the Company, to:
Dave & Buster’s, Inc.
2481 Manana Drive
Dallas, Texas 75220
Attention: James W. Corley
Telephone: (214) 357-9588
Facsimile: (214) 357-1536
          With a copy, which shall not serve as a notice, to:
Hallett & Perrin
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
Attention: Bruce H. Hallett and Lance M. Hardenburg
Telephone: (214) 953-0053
Facsimile: (214) 922-4170

          SECTION 8.3. Expenses. Except as expressly set forth in Section 7.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.
          SECTION 8.4. Definitions. For purposes of this Agreement, the term:
          “Acquisition Proposal” shall have the meaning set forth in Section 4.2.
          “affiliate” shall have the meaning set forth in Section 1.7(f)(i).
          “Affiliate Transaction” shall have the meaning set forth in Section 3.28(a).
          “Agreement” shall have the meaning set forth in the Preamble.
          “Approvals” shall have the meaning set forth in Section 6.3(f).
          “Board of Directors” shall have the meaning set forth in the Recitals.
          “Certificates” shall have the meaning set forth in Section 1.7(b).
          “Cleanup” shall mean all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.
          “Closing” shall have the meaning set forth in Section 1.9.
          “Closing Date” shall have the meaning set forth in Section 1.9.
          “Code” shall have the meaning set forth in Section 1.7(h).
          “Commitment Letters” shall have the meaning set forth in Section 2.5.

          “Company” shall have the meaning set forth in the Preamble.
          “Company 2004 Form 10-K” shall have the meaning set forth in Section 3.6(c).
          “Company Common Stock” shall have the meaning set forth in Section 1.6.
          “Company Disclosure Schedule” shall have the meaning set forth in Article III.
          “Company Material Contracts” shall have the meaning set forth in Section 3.17(a).
          “Company Preferred Stock” shall have the meaning set forth in Section 3.3.
          “Company Shareholder Approval” shall have the meaning set forth in Section 3.23.
          “Company Shareholders’ Meeting” shall have the meaning set forth in Section 2.8.
          “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated November 17, 2005, by and between the Company and Wellspring.
          “Construction Projects” shall have the meaning set forth in Section 3.15(g).
          “control”, “controlled by” or “under common control with” shall have the meaning set forth in Section 1.7(f)(ii).
          “Copyrights” shall have the meaning set forth in Section 3.16(e).
          “Credit Agreement” shall mean the Amended and Restated Revolving Credit and Term Loan Agreement dated November 1, 2004, by and among the Company and its subsidiaries, Bank of America NA and the financial institutions named therein.
          “Debt Financing” shall have the meaning set forth in Section 2.5.
          “Dissenting Shares” shall have the meaning set forth in Section 1.6(d).
          “Draft 10-Q” shall have the meaning set forth in Section 3.6(e).

          “Effective Time” shall have the meaning set forth in Section 1.2.
          “Employee Plans” shall have the meaning set forth in Section 3.9.
          “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
          “Environmental Laws” shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
          “Equity Financing” shall have the meaning set forth in Section 2.5.
          “ERISA” shall have the meaning set forth in Section 3.9.
          “ERISA Affiliate” shall have the meaning set forth in Section 3.9.
          “Exchange Act” shall have the meaning set forth in Section 2.4(b).
          “Exchange Agent” shall have the meaning set forth in Section 1.7(a).
          “Exchange Fund” shall have the meaning set forth in Section 1.7(a).
          “Fee” shall have the meaning set forth in Section 7.2(b)(i).
          “Fee Account” shall have the meaning set forth in Section 7.2(b)(i).
          “Financing” shall have the meaning set forth in Section 2.5.

          “Financing Sources” shall have the meaning set forth in Section 5.5(a).
          “GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.
          “Governmental Entity” shall have the meaning set forth in Section 2.8.
          “Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.
          “Holdings” shall have the meaning set forth in the Preamble.
          “Holdings Schedule” shall have the meaning set forth in Article II.
          “HSR Act” shall have the meaning set forth in Section 2.4(b).
          “Indemnified Parties” shall have the meaning set forth in Section 5.9(a).
          “Indenture” shall mean the Indenture dated as of August 7, 2003 between Dave & Buster’s, Inc. and The Bank of New York, as Trustee, providing for the 5.0% Convertible Subordinated Notes due 2008.
          “Insurance Policies” shall have the meaning set forth in Section 3.24.
          “Intellectual Property Rights” shall have the meaning set forth in Section 3.16(e).
          “Joint Venture” shall have the meaning set forth in Section 3.2(b).
          “Leased Real Property” shall have the meaning set forth in Section 3.14(c).
          “Liens” shall have the meaning set forth in Section 2.2.
          “Material Adverse Effect” shall have the meaning set forth in Section 3.1.

          “Merger” shall have the meaning set forth in the Recitals.
          “Merger Consideration” shall have the meaning set forth in Section 1.6(a)(i).
          “Merger Sub” shall have the meaning set forth in the Preamble.
          “Merger Sub Common Stock” shall have the meaning set forth in Section 1.6.
          “Merger Sub Representatives” shall have the meaning set forth in Section 5.5(b).
          “Missouri BCL” shall have the meaning set forth in the Recitals.
          “New Warrants” shall have the meaning set forth in Section 1.6(a)(ii).
          “Notes” shall have the meaning set forth in Section 3.3.
          “Option Plans” shall have the meaning set forth in Section 1.8(a).
          “Options” shall have the meaning set forth in Section 1.8(a).
          “Owned Real Property” shall have the meaning set forth in Section 3.14(b).
          “Patents” shall have the meaning set forth in Section 3.16(e).
          “Permits” shall have the meaning set forth in Section 3.11.
          “Permitted Liens” shall have the meaning set forth in Section 3.14(d).
          “Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.
          “Proxy Statement” shall have the meaning set forth in Section 2.8.

          “Real Property” shall have the meaning set forth in Section 3.14(e).
          “Real Property Leases” shall have the meaning set forth in Section 3.14(f).
          “Redemption” shall have the meaning set forth in Section 5.11(b).
          “Regulatory Laws” shall have the meaning set forth in Section 2.4(b).
          “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
          “Required Approvals” shall have the meaning set forth in Section 5.7.
          “Restricted Stock” shall have the meaning set forth in Section 3.3.
          “Sarbanes-Oxley” shall have the meaning set forth in Section 3.6(d).
          “SEC” shall mean the United States Securities and Exchange Commission or any other Governmental Entity administering the Securities Act and the Exchange Act.
          “SEC Reports” shall have the meaning set forth in Section 3.6(a).
          “Securities Act” shall have the meaning set forth in Section 2.4(b).
          “Significant Subsidiary” shall have the meaning set forth in Section 4.2.
          “Software” shall have the meaning set forth in Section 3.16(e).
          “Structure” shall have the meaning set forth in Section 3.15(a).
          “Subsidiary” shall have the meaning set forth in Section 3.2(a).
          “Sugarloaf” shall have the meaning set forth in Section 3.2(a).

          “Sugarloaf Interest” shall have the meaning set forth in Section 3.2(a).
          “Superior Proposal” shall have the meaning set forth in Section 4.2.
          “Surviving Corporation” shall have the meaning set forth in Section 1.1.
          “Takeover Statute” shall have the meaning set forth in Section 3.21.
          “Tango” shall have the meaning set forth in Section 3.2(a).
          “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.
          “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, liquor, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.
          “Termination Date” shall have the meaning set forth in Section 7.1(d).
          “Trademarks” shall have the meaning set forth in Section 3.16(e).
          “Transaction Expenses” shall have the meaning set forth in Section 7.2(b)(i).
          “Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).
          “Voting Agreement” shall have the meaning set forth in the Recitals.
          “Voting Group” shall have the meaning set forth in the Recitals.

          “WARN Act” shall have the meaning set forth in Section 3.26.
          “Warrant Consideration” shall have the meaning set forth in Section 1.6(a)(ii).
          “Warrants” shall have the meaning set forth in Section 1.6(a)(ii).
          “Wellspring” shall have the meaning set forth in Section 2.5.
          SECTION 8.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          SECTION 8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.
          SECTION 8.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Disclosure Schedules and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein (including Section 5.9 but expressly excluding Section 5.10), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder, except that Wellspring shall be a beneficiary of Section 7.2(b) (solely with respect to the right to receive the Transaction Expenses) and shall be entitled to enforce such provisions.
          SECTION 8.8. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any affiliate of Merger Sub provided that no such assignment shall relieve the assigning party of its obligations hereunder.
          SECTION 8.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri applicable to contracts executed in and to be performed entirely within that State.
          SECTION 8.10. Amendment. This Agreement may be amended by the parties hereto by action taken by Merger Sub, Holdings, and by action taken by or on behalf of the Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company

Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
          SECTION 8.11. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.
          SECTION 8.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.
          SECTION 8.13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.
     SECTION 8.14. Interpretation.
          (a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

          (b) The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
          (c) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
          SECTION 8.15. Disclosure Generally. All of the Company Disclosure Schedule and Holdings Schedule are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any section of the Company Disclosure Schedule or Holdings Schedule shall be deemed to refer to this entire Agreement, including all sections of the Company Disclosure Schedule and Holdings Schedule; provided, however, that information furnished in any particular section of the Company Disclosure Schedule or Holdings Schedule shall be deemed to be included in another section of the Company Disclosure Schedule or Holdings Schedule, respectively, only to the extent a matter in such section of the Company Disclosure Schedule or Holdings Schedule is disclosed in such a way as to make its relevance to the information called for by such other section of this Agreement reasonably apparent on its face.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the Company, Merger Sub and Holdings has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

DAVE & BUSTER’S, INC.
By:
Name:
Title:

WS MIDWAY ACQUISITION SUB, INC.
By:
Name:
Title:

WS MIDWAY HOLDINGS, INC.
By:
Name:
Title:

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